EXHIBIT 21.1

MICRON TECHNOLOGY, INC.
SUBSIDIARIES OF THE REGISTRANT*

Name	State (or Jurisdiction) in which Organized

Micron Europe Limited	United Kingdom
Micron Idaho Semiconductor Manufacturing (Triton) LLC	Delaware
Micron Japan, Ltd.	Japan
Micron Memory Japan Facilities, K.K.	Japan
Micron Memory Japan, K.K.	Japan
Micron Memory Malaysia Sdn. Bhd.	Malaysia
Micron Memory Taiwan Co., Ltd.	Taiwan
Micron New York Semiconductor Manufacturing LLC	Delaware
Micron Semiconductor Asia, LLC	Delaware
Micron Semiconductor Asia Operations Pte. Ltd.	Singapore
Micron Semiconductor Asia Pte. Ltd.	Singapore
Micron Semiconductor International, Ltd.	Cayman Islands, B.W.I.
Micron Semiconductor Products, Inc.	Idaho
Micron Semiconductor Technology India Private Limited	India
Micron Semiconductor (Xi’an) Co., Ltd.	China
Micron Technology B.V.	Netherlands
Micron Technology Finance LLC	Delaware
Micron Technology Operations India LLP	India
Micron Technology Taiwan, Inc.	Taiwan
Micron Technology Taiwan Logistics Co., Ltd.	Taiwan
S-Squared Insurance Company, Inc.	Hawaii

* The above list of subsidiaries of Micron Technology, Inc. omitted subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by this report.